The Brazil Fund, Inc.
Stockholder Meeting Results
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The Annual Meeting of Stockholders of the Fund was held on October 28, 1997, at the offices of Scudder Kemper Investments, Inc. (formerly Scudder, Stevens & Clark, Inc.), 25th Floor, 345 Park Avenue (at 51st Street), New York, New York 10154. The following matters were voted upon by stockholders (the resulting votes for each matter are presented below).

1. To approve the new Investment Management, Advisory and Administration Agreement between the Fund and Scudder Kemper Investments, Inc.

                                Number of Votes:
                       ----------------

        For              Against          Abstain         Broker Non-votes*
        ---              -------          -------         -----------------

     8,150,794          1,438,390         40,133                  0

2.   To elect Directors.

                 Director:                             Number of Votes:
                 ---------                             ----------------

                                                  For                Withheld
                                                  ---                --------

                 Kenneth C. Froewiss           8,855,813              773,504
                 William H. Luers              8,848,223              781,094
                 Wilson Nolen                  8,866,644              762,673
                 Harold Williams               8,857,026              772,291


                 Continuing Directors:
                 ---------------------

                 Edgar R. Fiedler
                 Roberto Teixeira da Costa
                 Ronaldo A. da Frota Nogueira
                 Juris Padegs

3. To ratify the selection of Coopers & Lybrand L.L.P. as the Fund's independent accountants.

                                Number of Votes:
                                ----------------

               For                     Against                    Abstain
               ---                     -------                    -------

            8,182,333                  677,347                    769,637

* Broker non-votes are proxies received by the Fund from brokers or nominees when the broker or nominee neither has received instructions from the beneficial owner or other persons entitled to vote nor has discretionary power to vote on a particular matter.